Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2019 Earnings Results Conference Call – November 7, 2019

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Interim Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2019 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our third quarter 2019 financial results.  With me today is Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA.  Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the third quarter earnings press release issued earlier today.  In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, Camilo, and good afternoon to those joining us today to discuss our third quarter financial results.  We are excited to be initiating our quarterly conference calls and especially pleased to do so by reporting a very strong third quarter.  We saw record revenue of $8.3 million, an 89% increase over third quarter 2018, record adjusted gross margin of 62%, 13 percentage points higher than prior year, and record adjusted EBITDA of $1.1 million, resulting in adjusted EBITDA margin of 14%.

We experienced continued strong, broad-based customer demand of our products and solutions across the enterprise, driven by our cloud-based technology platform.  Within idiCORE™, our flagship investigative solution, we are seeing increasing customer adoption and at a higher customer tier, as evidenced by our increasing average revenue per customer.  FOREWARN®, our real-time identity verification and risk mitigation product tailored for the real estate industry, while it makes up less than 5% of our quarterly revenue today, we continue to experience strong month-over-month revenue and user growth as real estate associations across the country are realizing the need for this essential realtor-safety tool and adopting the solution for their member base.  We see significant opportunity to leverage the FOREWARN app and its growing user base to address not only risk mitigation related to face-to-face interaction of real estate agents with unknown prospects, but to also deliver marketing products and services to capture a portion of the estimated $30+ billion real estate advertising market.  Additionally, we expect to apply this model to other industries in the future to address similar identity and risk challenges encountered by face-to-face engagement.

As we are kicking off conference calls starting today, many of you may be new to our story.  As such, I’d like to take a brief step back to discuss a bit about the team, the business and where we are heading.  Our team has been together for the last two decades in the data and analytics space, creating technology that can assimilate massive data sets, both structured and unstructured, uncovering the relevance of disparate data points, and delivering solutions required by both the public and private sectors for better decisioning.  These solutions have been used by a variety of verticals in the risk management industry, including financial services, insurance, corporate risk, legal, and collections.  Typical use cases include identity verification (including anti-money laundering and know-your-customer initiatives), risk mitigation, due diligence, legislative compliance and debt recovery.

A few years ago, we re-entered the marketplace because we had observed monumental shifts in technology, data science methodologies, and the volume, variety and velocity of data driven by e-commerce, mobile and social.  We spent the first few years in R&D mode, incurring significant capital expense to amass data assets, to staff our technology and infrastructure teams, and to build our next generation data fusion platform and applications in the cloud.  We employ a fixed cost of revenue model.  Our fixed costs incurred include those associated with technology and data assets.  Once past this R&D phase, we set out to leverage this fixed-cost model by deploying these assets, driving innovative products and solutions into the market.  Put simply, due to the construct of the model, as the business expands, gross profit margins do so as well, resulting in continued improvement to the bottom line.  This quarter illustrates the operational leverage I’m speaking about as adjusted gross profit margins again increased, now to 62%, and adjusted EBITDA more than doubled from second quarter 2019 to in excess of $1.1 million.

Today, we are serving not only the risk management industry, but also leveraging our proprietary platform and differentiated consumer database to drive a variety of solutions for the marketing industry.  Our teams are doing a terrific job in achieving our objectives – namely, enhancement of the technology and associated expansion of the product suite, and driving increased adoption and use of our products and solutions.  As Dan will speak to later, we added over 400 new customers to idiCORE and over 4,100 users to FOREWARN in the quarter.  We are encouraged by the growth we are experiencing not only from new customers but also from increased spend within the current customer base.   We are particularly proud of our success in the area of strategic integrations.  By this, I mean those customer relationships where we are connected via an API, where our platform drives the integration of our solutions with customer products and solutions.  These integration customers are growing their businesses on the backs of our integrated solutions and, as a result, are becoming more reliant on us in their daily workflow, which translates to greater spend with us.  We are very proud of these relationships and we will continue to work hard to foster existing and new integrations.

As we stated in our second quarter earnings release, we experienced greater demand than our current resources could accommodate.  Since our spin-off in March 2018, we have been methodically running the business, tracking our path towards free cash flow, while mindful of our balance sheet and therefore very deliberate in our execution.

We raised $7.5 million of growth capital during the quarter to fuel sales, product development and marketing efforts, which we believe will accelerate our growth in 2020.  While we had sufficient capital on the balance sheet to achieve positive free cash flow, we were constrained in resources to meet robust customer demand and to execute on various strategic opportunities in front of us.  Mindful of dilution relative to our market cap, we raised the requisite growth capital through the sale of 681,000 shares of common stock with no warrant coverage, allowing us to meet the increasing demand in the near term and to position us to execute on various strategic opportunities, laying the foundation for the acceleration of our business.

As demonstrated throughout the year, the business continues to perform well with seven consecutive quarters of revenue and adjusted gross margin growth.  As mentioned, last quarter, we achieved positive adjusted EBITDA for the first time and this quarter, we increased it by over 200% over second quarter 2019, to over $1.1 million.  The fourth quarter traditionally presents some seasonal headwinds for our transactional customers; however, we saw a very strong start to the fourth quarter this year and are excited to close out the year and hit the ground running in 2020.

Today, and in the foreseeable future, we are focused on the continued leverage of our powerful technology platform and differentiated data assets.  In doing so, our goals are centered around executing upon our product roadmap in continuing to drive innovative solutions to market, delivering flexibility, agility and scalability to our customers via our online, Batch, and API systems, and expanding into new markets, verticals and into higher customer tiers within.

Longer term, our goals center around exploiting the versatility of our CORE technology platform.  We will endeavor to deliver the power of the platform to our customers in a variety of ways to drive insights from data, both from our data but more importantly, from the customers’ data, which will lead us into self-service analytics, enhanced consumer modeling, and integration of data visualization methodologies into our solutions, all with continued emphasis on deployment of various stages of predictive capabilities.

I will now turn it over to Dan to discuss the financials.  Dan?

Dan MacLachlan

Thank you, Derek, and good afternoon.  We’re extremely excited to report a record setting third quarter.  We’ve had our heads down intently focused on driving the fundamentals of the business, allowing us to put up seven consecutive quarters of strong revenue growth and margin expansion, and now significantly increasing adjusted EBITDA.  Exiting the second quarter of 2019, our balance sheet was positioned well to achieve positive free cash flow with us continuing to run the business methodically.  However, as Derek discussed earlier, to meet demand and accelerate growth, we raised $7.5 million in growth capital for strategic deployment through investment in sales, our technology team, and marketing personnel.  Notwithstanding the additional investment, we expect to achieve positive free cash flow in the first quarter of 2020.

Moving on to our third quarter results, revenues were $8.3 million, an 89% increase over third quarter 2018, driven by strong broad-based revenue growth from both new customer adoption and existing customer expansion.  Adjusted gross profit increased 141% to $5.1 million, adjusted gross margin increased to 62% from 49% in prior year and adjusted EBITDA was $1.1 million, compared to a negative $0.8 million in prior year.  Because our cost of revenue is relatively fixed, we expect to see strong margin expansion continue in the fourth quarter and throughout 2020, just as we have over the last seven consecutive quarters.  Resulting from the P&L’s operating leverage, we expect the continued margin expansion will drive profitability in the form of adjusted EBITDA growth, positive free cash flow and ultimately positive earnings.

Continuing to the details of our P&L, as mentioned, revenues were $8.3 million for the third quarter.  We added over 400 new customers to idiCORE and over 4,100 users to FOREWARN in the quarter.  We are encouraged about the growth we are seeing not only from new customers but also from increased spend within the current customer base.  Growth revenue from existing customers grew over 118% from prior year.  As our product development team continues to drive enhancements to the platform, we are seeing our larger customers leverage the additional functionality to drive their businesses, thus, increasing their volume and spend with us.  What really excites us about our future revenue growth is we’ve only scratched the surface related to the capabilities of our sales organization to drive into market.  We’ve spent the last three quarters optimizing and verticalizing the sales organization, creating efficiencies that allow greater ROI per sales employee.  We’ve only added two net full-time employees to the sales organization during the last nine months; yet, have still been able to grow revenue at a compound annual growth rate of greater than 110%.  What that means is our sales organization is well positioned to expand, which will fuel accelerated revenue growth in 2020.

Moving down the P&L, our cost of revenues were $3.1 million for the quarter, compared to $2.2 million for the third quarter 2018.  This $0.9 million increase was a result of the licensing of additional data assets.  Adjusted gross profit increased 141% to $5.1 million, producing an adjusted gross margin of 62%, a 13 percentage point increase over third quarter 2018.  As I discussed earlier, because our cost of revenues are relativity fixed, as we continue drive revenue growth, we expect adjusted gross margin to expand.

Sales and marketing expenses were $1.9 million for the quarter, compared to $1.1 million, or a 71% increase over third quarter 2018.  The increase was due primarily to increased headcount and sales commissions related to revenue growth.  The $1.9 million of sales and marketing expense for the quarter consisted primarily of $1.1 million in employee salaries and benefits and $0.4 million in sales commissions.

General and administrative expenses were $3.5 million for the quarter, consisting primarily of $1.3 million of non-cash share-based compensation, $1.1 million of employee salaries and benefits and $0.6 million in accounting, IT and other professional fees.  Compared to the third quarter 2018, general and administrative expenses increased $1.3 million, attributed primarily to a $1.1 million increase in non-cash share-based compensation.

Depreciation and amortization was $0.8 million for the quarter, a 48% increase over third quarter 2018.  This increase was primarily the result of the amortization of internally developed software.

Net loss was $1.0 million for the quarter, largely a result of non-cash share-based compensation expense of $1.4 million.  Comparatively, net loss for the third quarter 2018 was $1.3 million, which included $0.2 million of non-cash share-based compensation expense.

We reported a loss of $0.09 per share for the quarter based on a weighted average share count of 10.9 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $13.3 million at September 30, 2019, compared to $10.0 million at December 31, 2018.  Current assets were $17.6 million compared to $13.1 million and current liabilities were $5.0 million compared to $3.5 million.

As we’ve discussed, the business is quickly approaching positive free cash flow and this trend becomes apparent reviewing our statement of cash flows.  We generated $0.4 million in cash from operating activities for the nine months ended September 30, 2019, compared to using $6.8 million in cash for operating activities for the same period in 2018.  Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracted the cash we use for the development of internal use software and other capital expenses, both found on our statement of cash flows.  Based on this earn/burn analysis, we burned $0.4 million for the third quarter 2019, compared to burning $2.5 million for the third quarter 2018.

Cash used in investing activities was $4.5 million for the nine months ended September 30, 2019, mainly the result of $4.4 million used for software developed for internal use.

Cash provided by financing activities was $7.4 million for the nine months ended September 30, 2019, resulting from the net proceeds of the capital raise I discussed earlier.

With that, our operator will now open the line for Q&A?

Q&a

Operator (Operator Instructions):

Your first question comes from the line of Ted Ketterer from TK Associates.

Ted Ketterer

Good afternoon guys, great job. I just -- I have a couple of questions. Just -- and I've followed you for some time. Could you tell me the total number of customers you have for both FOREWARN and idiCORE? And in idiCORE, rough guess as how many were in the Fortune 1000? And then I have one other question, 2 other questions.

Daniel MacLachlan

Sure. From a billable customer standpoint, idiCORE at the close of the third quarter, we had 4,781 customers, and related to FOREWARN at the quarter close, we had 23,853 users. Today, I can't probably give you a breakdown of how much is included in the Fortune 1000, but what I can say is we have a broad base of customers in a number of industries, many of which are included in the Fortune 500, as well as Fortune 1000 and up. So a very broad base of customers across a number of industries.

Derek Dubner

Yes. And Ted, this is Derek. That's really what excites us about the businesses, all the key metrics are pointing in the right direction. We're executing. And there's just a lot of green pasture ahead of us in getting those big customers. And so that's what we talk about. We're seeing the type of -- the customer tier increasing in the customer base.

Ted Ketterer

Can you -- can you talk about or give an example of a customer or the API, where you're the engine, but it's their website, so to speak? And what type of applications and how big that market is?

Derek Dubner

Sure, Ted. An example of that would be where we work with a party in identity verification. So they may have many, many customers. They may have large customers. They may have the Aetnas of the world, the PNC Financials or others where they're doing some type of identity authentication, getting into either their app or their websites. Where we would create an integration between us, an API, which is a computer-to-computer connection, for those unaware. And really, the ability to query us or pull data from us, where we can give insights into their products. So that's what I was talking about, where we integrate into their product, make their product better, enable them to grow their businesses. So, we're on the back end, so to speak, of -- powering those solutions.

Ted Ketterer

Okay. And I guess my last question is looking ahead, and at a $50 million run rate, what would your gross margin be?

Daniel MacLachlan

Look, so the great thing about our business, as we talked about, our cost of revenues are relatively fixed. And at this point, every dollar of revenue we're bringing in is nearly 100% contribution margin. So at maturity, when we've done this in the past with the last two iterations, the gross margins are upwards of 80%, 90% gross margin. So at a $50 million run rate, we're going to start getting close to those numbers. As you can see, where we're at today, we clipped 62% from a gross margin perspective and have grown incrementally over the last several quarters. So, we're excited about continuing to drive revenue growth because again, based on the model, the profitability flows right through to the bottom line.

Ted Ketterer

And one last question. Based on your current rate of growth, when would you expect to hit that $50 million run rate?

Daniel MacLachlan

So, at this time, we're not providing any forward-looking guidance. But I think just extrapolating from how we've grown over the last several quarters, I think we're going to be approaching that very quickly.

Ted Ketterer

Thanks guys, great job. Stock is doing great after-hours

Operator (Operator Instructions)

I am showing no further questions at this time. I would now like to turn the conference back to Mr. Derek Dubner.

Derek Dubner

Thank you very much. Again, thank you all for joining us today. We were very excited with these numbers out, and we're very happy with the business. Very proud of the execution of the red violet team just delivering incredible results all year. And, it's our goal to keep doing that and our goal to tell the story and to be more visible out there. So again, thank you, and we look forward to updating you on our progress on our next quarterly call. Good afternoon.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation, and have a wonderful day. You may all disconnect